Exhibit 99.1

First Bank Agrees to Purchase

Eleven Branches from Waccamaw Bank

Monday, October 24, 2011

TROY, N.C. — First Bancorp (NASDAQ - FBNC), the parent company of First Bank, and Waccamaw Bankshares, Inc. (NASDAQ - WBNK), the parent company of Waccamaw Bank, Whiteville, North Carolina, jointly announce today that First Bank has entered into a definitive agreement to purchase eleven coastal branches from Waccamaw. The terms of the agreement provide for First Bank to acquire all the premises and equipment at the branches, all deposits (approximately $180 million), and selected performing loans (approximately $98 million). The deposit premium varies by account type, with the blended premium estimated at 1.5% of total deposits. The agreement calls for the branch facilities to be purchased at book value and the loans to be purchased at par. The transaction is subject to regulatory approval and is expected to be completed during the first quarter of 2012.

The eleven branches to be purchased under the agreement comprise all of the Waccamaw branches located in Brunswick and New Hanover Counties in North Carolina and Horry County in South Carolina. The Brunswick County branches are located in Southport (2), Shallotte (2), Ocean Isle Beach, Holden Beach, and Oak Island. The New Hanover County branch is located in Wilmington, and the Horry County branches are located in Conway (2) and Little River.

Jerry Ocheltree, President and CEO of First Bank, addressed the customers of these branches, “We look forward to continuing Waccamaw Bank’s excellent tradition of customer service. We consider it a privilege to serve you and will do everything possible to continue to earn your business. Because we do not expect the transaction to be effective until early next year, you should continue to bank with Waccamaw Bank as normal. We will be in touch with you prior to the conversion to First Bank, which we expect will be a smooth transition.”

Geoffrey R. Hopkins, Waccamaw Bank’s President, said, “With the agreement to sell the eleven branches, Waccamaw continues to make good progress in executing its plan to improve its capital position, operating efficiency, profitability, and to focus its efforts on the banking franchise in our core markets.”

The purchase and assumption agreement with the complete terms of the transaction will be included as an exhibit to a Form 8-K that will be filed with the Securities and Exchange Commission within four business days.

First Bancorp was advised by Banks Street Partners, LLC and Waccamaw Bankshares, Inc. was advised by Raymond James & Associates, Inc.

About First Bancorp

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.4 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 97 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 6 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.” First Bancorp’s website is www.FirstBancorp.com.

About Waccamaw Bankshares, Inc.

Waccamaw Bankshares, Inc., is the holding company for Waccamaw Bank, a North Carolina-chartered community bank. Waccamaw is headquartered in Whiteville, North Carolina and conducts its business through sixteen full-service banking offices located in Whiteville, Tabor City, Chadbourn, Elizabethtown, Shallotte (2), Holden Beach, Southport (2), Sunset Beach, Oak Island, and Wilmington, North Carolina and Heath Springs, Conway (2), and Little River, South Carolina. Waccamaw Bank began operations in Whiteville, North Carolina on September 2, 1997 and on June 30, 2001 Waccamaw Bankshares, Inc. acquired all of the outstanding shares of Waccamaw Bank. Waccamaw conducts all of its business activities through its banking subsidiary, Waccamaw Bank. Waccamaw’s common stock is traded on the NASDAQ Global Market under the symbol WBNK. Waccamaw’s website is www.waccamawbank.com.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of each company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of customers, First Bancorp’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. Additional information about the factors that could affect the matters discussed in this paragraph is contained in each company’s filings with the Securities and Exchange Commission, including their periodic reports under the Securities Exchange Act of 1934.

For additional information, please contact:

Mr. Jerry Ocheltree

President & Chief Executive Officer

Telephone: (910) 576-6171

Mr. Geoffrey R. Hopkins

President, Waccamaw Bank

Telephone: (910) 914-4213